Exhibit 4.1

CERTIFICATE OF DESIGNATION
OF
5.125% CUMULATIVE MANDATORY CONVERTIBLE PREFERENCE SHARES
OF
BUNGE LIMITED

Set out below are the voting powers, designation, relative, participating, optional and other rights, preferences and qualifications, limitations and restrictions of the series of preference shares of Bunge Limited (the “Company”), designated as the 5.125% Cumulative Mandatory Convertible Preference Shares (the “Mandatory Convertible Preference Shares”), approved by a resolution of the Board of Directors held on October 2 and 3, 2007, a resolution of the Finance and Risk Policy Committee of the Board of Directors held on October 16 and 31, 2007, and unanimous written resolutions of the Chief Executive Officer, the Chief Financial Officer and the Treasurer of the Company dated November 1 and November 7, 2007:

1.   Designation and Amount; Ranking.

(a)   There shall be created from the 10,000,000 preference shares, par value US$0.01 each, of the Company authorized to be issued pursuant to the memorandum of association and bye-laws of the Company, a series of Mandatory Convertible Preference Shares, and the number of shares of such series shall be 862,500 (including 112,500 Mandatory Convertible Preference Shares that may be issued pursuant to the underwriter’s option to cover over-allotments as set forth in the Underwriting Agreement). Such number of shares may be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of Mandatory Convertible Preference Shares to a number less than that of the Mandatory Convertible Preference Shares then issued and outstanding plus the number of such shares issuable upon exercise of options or rights then outstanding.

(b)   The Mandatory Convertible Preference Shares will, with respect to both dividend rights and rights upon the liquidation, winding-up or dissolution of the Company, rank (i) senior to Junior Shares; (ii) on a parity with all other Parity Shares; and (iii) junior to all Senior Shares.

2.   Definitions. As used herein, the following terms shall have the following meanings:

(a)   “Accumulated Dividends” shall mean, with respect to any Mandatory Convertible Preference Share, as of any date, the aggregate accumulated and unpaid dividends on such share from the Issue Date until the most recent Dividend Payment Date on or prior to such date. There shall be no Accumulated Dividends with respect to any Mandatory Convertible Preference Shares prior to the first Dividend Payment Date.

(b)   “Affiliate” shall have the meaning ascribed to it, on the date hereof, under Rule 405 of the Securities Act.

(c)   “Agent Members” shall have the meaning set forth in Section 14(a).

(d)   “Applicable Market Value” means the average of the Volume-Weighted Average Prices of the Common Shares over the 20 consecutive Trading Day period ending on the third Trading Day immediately preceding the Mandatory Conversion Date.

(e)   “Board of Directors” shall mean the board of directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee or person duly authorized to take such action.

(f)   “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.

(g)   “Bye-Laws” shall mean the bye-laws of the Company, as amended or amended and restated from time to time.

(h)   “Certificated Mandatory Convertible Preference Share” shall have the meaning set forth in 14(a)(iii).

(i)   “Closing Price” of Common Shares or any securities distributed in a Spin-Off, as the case may be, on any date of determination means (i) the closing price on that date or, if no closing price is reported, the last reported sale price of the Common Shares or such other securities on the NYSE on that date; or (ii) if the Common Shares or such other securities are not traded on the NYSE, the closing price on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Shares or such other securities are so traded or, if no closing price is reported, the last reported sale price of the Common Shares or such other securities on the principal U.S. national or regional securities exchange on which the Common Shares or such other securities are so traded on that date; or (iii) if the Common Shares or such other securities are not traded on a U.S. national or regional securities exchange, the last quoted bid price on that date for the Common Shares or such other securities in the over-the-counter market as reported by Pink Sheets LLC or a similar organization; or (iv) if the Common Shares or such other securities are not so quoted by Pink Sheets LLC or a similar organization, the market price of our Common

Shares or such other securities on that date as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose.

(j)   “Common Shares” shall mean the common shares, par value US$0.01 each, of the Company, or any other class of shares resulting from successive changes or reclassifications of such common shares consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision, combination, or merger, amalgamation, consolidation or similar transaction in which the Company is a constituent company or corporation.

(k)   “Common Share Price” means, in connection with a Fundamental Change, (a) if the consideration paid to holders of Common Shares in such Fundamental Change consists only of cash, the amount of cash paid per Common Share and (b) otherwise, the average of the Closing Prices per share of the Common Shares over the 10 consecutive Trading Day period ending on the Trading Day preceding the Effective Date for such Fundamental Change.

(l)   “Current Market Price” shall mean the average of the Closing Prices of the Common Shares over the five (5) consecutive Trading Day period ending on the Trading Day preceding the Ex-Date with respect to the issuance or distribution requiring such computation.

(m)   “Dividend Cap” shall have the meaning set forth in Section 4(e).

(n)   “Dividend Payment Date” shall mean March 1, June 1, September 1 and December 1 of each year, commencing March 1, 2008.

(o)   “Dividend Period” means the period ending on the day before a Dividend Payment Date and beginning on the preceding Dividend Payment Date or, if there is no preceding Dividend Payment Date, on the Issue Date.

(p)   “Dividend Rate” shall have the meaning set forth in Section 3(a).

(q)   “Dividend Record Date” shall mean, in respect of each Dividend Payment Date, the immediately preceding February 15, May 15, August 15 and November 15.

(r)   “DTC” or “Depository” shall mean The Depository Trust Company.

(s)   “Early Conversion” shall have the meaning set forth in Section 8.

(t)   “Early Conversion Additional Conversion Amount” shall have the meaning set forth in Section 8(c).

(u)   “Early Conversion Date” shall have the meaning set forth in Section 10(b)(iii).

(v)   “Effective Date” shall mean the date on which any Fundamental Change occurs and is effective.

(w)   “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(x)   “Exchange Property” shall have the meaning set forth in Section 13(j).

(y)   “Ex-Date” when used with respect to any issuance or distribution, shall mean the first date on which Common Shares trade without the right to receive such issuance or distribution.

(z)   “Expiration Date” shall have the meaning set forth in Section 13(g).

(aa)   “Fair Market Value” shall mean the fair market value as determined in good faith by the Board of Directors, whose determination shall be conclusive and set forth in a resolution of the Board of Directors.

(bb)   “Fixed Conversion Rate” shall mean each of the Maximum Conversion Rate and the Minimum Conversion Rate.

(cc)   “Fundamental Change” shall be deemed to have occurred at such time after the Issue Date upon the occurrence of any of the following events:

(i)   the consolidation with, or amalgamation or merger with or into, another Person or the sale, assignment, conveyance, transfer, lease or other disposition, in one or a series of related transactions, of all or substantially all of the Company’s assets (determined on a consolidated basis), or the consolidation by any person with, or amalgamation or merger by any person with or into, the Company, other than pursuant to a transaction in which the persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, the Voting Shares of the Company immediately prior to such transaction beneficially own, directly or indirectly, Voting Shares representing a majority of the total voting power of all issued and outstanding classes of Voting Shares of the continuing, surviving or transferee Person in substantially the same proportion among themselves as such ownership immediately prior to such transaction;

(ii)   the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company’s assets (determined on a consolidated basis) to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than pursuant to a transaction in which persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, the Company’s Voting Shares immediately prior to such transaction beneficially own, directly or indirectly, Voting Shares representing a majority of the total voting power of such person or group;

(iii)   the adoption of a plan the consummation of which would result in the liquidation or dissolution of the Company;

(iv)   the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of the Voting Shares of the Company;

(v)   during any period of two consecutive years, individuals who at the beginning of such period comprised the Board of Directors (together with any new directors whose appointment by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

(vi)   the Common Shares of the Company cease to be listed on a national securities exchange or an over-the-counter market in the United States;

provided, however, that a Fundamental Change will not be deemed to have occurred in the case of a merger, consolidation or amalgamation, if (x) at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger, consolidation or amalgamation consists of common shares or stock (as appropriate) of a company incorporated or organized under the laws of Bermuda, the United States or any political or subdivision thereof, any full member state of the European Union, Canada or any political or subdivision thereof, Australia or Switzerland, traded on a national securities exchange or on an over-the-counter market in the United States (or which will be so traded or quoted when issued or exchanged in connection with such transaction) and (y) as a result of such transaction or transactions the Mandatory Convertible Preference Shares become convertible into such common shares or stock.

(dd)   “Fundamental Change Conversion” shall mean the right of the Holders to convert their shares pursuant to Section 9(a).

(ee)   “Fundamental Change Conversion Period” shall mean, in respect of a Fundamental Change, the period beginning, and including, the Effective Date for such Fundamental Change and ending on 5:00 p.m., New York City time, on the date that is 30 Trading Days after such Effective Date (or, if earlier, the Mandatory Conversion Date).

(ff)   “Fundamental Change Conversion Date” shall mean the effective date of any Fundamental Change Conversion of Mandatory Convertible Preference Shares pursuant to Section 10(c).

(gg)   “Fundamental Change Conversion Rate” shall mean, in respect of a Fundamental Change, the conversion rate set forth in the table below for the applicable Effective Date and the applicable Common Share Price:

	Common Share Price on Effective Date
Effective Date	$40.00	$60.00	$80.00	$100.00	$103.11	$120.00	$121.67	$140.00	$160.00	$180.00	$200.00	$250.00	$300.00	$350.00	$400.00
November 7, 2007	9.0654	8.8620	8.5662	8.3476	8.3224	8.2214	8.2142	8.1593	8.1339	8.1272	8.1292	8.1443	8.1582	8.1682	8.1753
December 1, 2008	9.3343	9.1958	8.8555	8.5422	8.5033	8.3411	8.3291	8.2357	8.1883	8.1706	8.1665	8.1729	8.1809	8.1868	8.1909
December 1, 2009	9.5337	9.5200	9.2399	8.8063	8.7434	8.4693	8.4488	8.2931	8.2223	8.1994	8.1941	8.1967	8.2003	8.2030	8.2050
December 1, 2010	9.6984	9.6984	9.6984	9.6984	9.6984	8.3333	8.2190	8.2190	8.2190	8.2190	8.2190	8.2190	8.2190	8.2190	8.2190

The exact Common Share Prices and Effective Dates may not be set forth on the table, in which case: (i) if the Common Share Price is between two Common Share Price amounts on the table or the Effective Date is between two dates on the table, the Fundamental Change Conversion Rate will be determined by straight-line interpolation between the Fundamental Change Conversion Rates set forth for the higher and lower Common Share Price amounts and the two dates, as applicable, based on a 365-day year; (ii) if the Common Share Price is in excess of $400 (subject to adjustment), then the Fundamental Change Conversion Rate will be the Minimum Conversion Rate, subject to adjustment; and (iii) if the Common Share Price is less than $40 (subject to adjustment), then the Fundamental Change Conversion Rate will be the Maximum Conversion Rate, subject to adjustment.

The Common Shares Prices in the column headings in the table above are subject to adjustment in accordance with the provisions of 13(n)(iii). The

Fundamental Change Conversion Rates set forth in the table above are each subject to adjustment in the same manner as each Fixed Conversion Rate as set forth in Section 13.

(hh)   “Fundamental Change Dividend Make-Whole Amount” shall have the meaning set forth in Section 9(c).

(ii)   “Fundamental Change Notice” shall have the meaning set forth in Section 9(b).

(jj)   “Holder” shall mean a holder of record of the Mandatory Convertible Preference Shares.

(kk)   “Issue Date” shall mean November 7, 2007, the original date of issuance of the Mandatory Convertible Preference Shares.

(ll)   “Junior Shares” shall mean all Common Shares of the Company, the Company’s Series A Preference Shares, and each other class of shares or series of preference shares established by the Board of Directors after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Mandatory Convertible Preference Shares as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(mm)   “Liquidation Preference” shall mean, with respect to each Mandatory Convertible Preference Share, US$ 1,000.00 plus, upon voluntary or involuntary liquidation, winding-up or dissolution, an amount equal to Accumulated Dividends at such time.

(nn)   “Mandatory Conversion Additional Conversion Amount” shall have the meaning set forth in Section 7(c).

(oo)   “Mandatory Conversion Date” shall mean December 1, 2010.

(pp)   “Mandatory Conversion Rate” shall mean, in respect of each Mandatory Convertible Preference Share:

(i)   if the Applicable Market Value is greater than the Threshold Appreciation Price, a number of Common Shares equal to the Minimum Conversion Rate;

(ii)   if the Applicable Market Value is less than or equal to the Threshold Appreciation Price but equal to or greater than the Reference Price, a number of Common Shares equal to $1,000.00 divided by the Applicable Market Value; or

(iii)   if the Applicable Market Value is less than the Reference Price, a number of Common Shares equal to the Maximum Conversion Rate.

(qq)   “Maximum Conversion Rate” shall mean, initially, 9.6984 Common Shares per Mandatory Convertible Preference Share, as may be adjusted pursuant to this Certificate.

(rr)   “Minimum Conversion Rate” shall mean, initially, 8.2190 Common Shares per Mandatory Convertible Preference Share, as may be adjusted pursuant to this Certificate.

(ss)   “NYSE” shall mean the New York Stock Exchange, Inc.

(tt)   “Officer” shall mean the Chairman, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Secretary or any Assistant Secretary of the Company.

(uu)   “Officers’ Certificate” shall mean a certificate signed by two Officers.

(vv)   “Opinion of Counsel” shall mean a written opinion from legal counsel who is acceptable to the Transfer Agent. The counsel may be an employee of or counsel to the Company or the Transfer Agent.

(ww)   “Parity Shares” shall mean the outstanding 4.875% cumulative convertible perpetual preference shares of the Company and any class of shares or series of preference shares established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on parity with the Mandatory Convertible Preference Shares as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(xx)   “Person” shall mean any individual, company, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

(yy)   “Reference Price” shall mean, initially, $103.11, as may be adjusted pursuant to this Certificate.

(zz)   “Reorganization Event” shall have the meaning set forth in Section 13(j).

(aaa)   “SEC” or “Commission” shall mean the United States Securities and Exchange Commission.

(bbb)   “Securities Act” shall mean the United States Securities Act of 1933, as amended.

(ccc)   “Senior Shares” shall mean any class of shares or series of preference shares established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Mandatory Convertible Preference Shares as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(ddd)   “Shelf Registration Statement” shall mean the shelf registration statement filed with the SEC to cover resales of Common Shares by holders thereof, as described under Section 4(f).

(eee)   “Spin-Off” shall mean a dividend or other distribution of shares to all or substantially all holders of Common Shares consisting of share capital of, or similar equity interests in, or relating to a subsidiary or other business unit of the Company.

(fff)   “Threshold Appreciation Price” shall mean, initially, $121.67, as may be adjusted pursuant to this Certificate.

(ggg)   “Trading Day” shall mean a day on which the Common Shares: (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Shares.

(hhh)   “Transfer Agent” shall mean Mellon Investor Services LLC, the Company’s duly appointed transfer agent, branch, registrar and conversion and dividend disbursing agent for the Mandatory Convertible Preference Shares. The Company may, in its sole discretion, remove the Transfer Agent with ten (10) days’ prior notice to the Transfer Agent; provided that the Company shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

(iii)   “Underwriting Agreement” shall mean that certain Underwriting Agreement with respect to the Mandatory Convertible Preference Shares, dated November 1, 2007, between the Company and Citigroup Global Markets Inc.

(jjj)   “Volume-Weighted Average Price” shall mean, on any Trading Day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg in respect of the period from the scheduled open of trading on the principal trading market for the Common Shares to the scheduled close of trading on such market on such Trading Day, or if such volume-weighted average price is unavailable, or in case of consideration into which Common Shares have been exchanged in connection with certain corporate transactions, the market value of one Common Share (or of such other consideration) on such Trading Day as the Company determines in good faith using, if reasonably practicable, a volume-weighted method.

(kkk)   “Voting Rights Class” shall have the meaning set forth in Section 5(a)(i).

(lll)   “Voting Rights Triggering Event” shall mean that dividends on the Mandatory Convertible Preference Shares are in arrears and unpaid for six or more quarterly Dividend Periods (whether or not consecutive).

(mmm)   “Voting Shares” shall mean, with respect to any Person, securities of any class or classes of Capital Shares in such Person entitling the holders thereof (whether at all times or only so long as no senior class of shares has voting power by reason of contingency) to vote in the election of members of the Board of Directors or other governing body of such Person. For purposes of this definition, “Capital Shares” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate shares or stock or partnership interests and any and all warrants, options and rights with respect thereto (whether or not currently exercisable), including each class of common shares and preference shares of such Person.

3.   Dividends.

(a)   Subject to applicable law, the holders of the issued and outstanding Mandatory Convertible Preference Shares shall be entitled, when, as and if declared by the Board of Directors out of funds of the Company legally available therefor, to receive cumulative dividends at the rate per annum of 5.125% per share on the Liquidation Preference (equivalent to US $51.25 per annum per share), payable quarterly in arrears (the “Dividend Rate”). Dividends may be paid in cash, Common Shares, or a combination thereof as set forth in Section 4 below. Dividends payable for each full dividend period will be computed by dividing the Dividend Rate by four and shall be payable in arrears on each Dividend Payment Date (commencing March 1, 2008) for the quarterly period ending immediately prior to such Dividend Payment Date, to the holders of record of Mandatory Convertible Preference Shares at the close of business on the Dividend Record Date applicable to such Dividend Payment Date. Such dividends shall be cumulative from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Issue Date (whether or not in any dividend period or periods such dividend has been declared) and shall accrue on a day-to-day basis, whether or not earned or declared, from and after the Issue Date. Dividends payable for any partial dividend period, including the initial partial dividend period ending immediately prior to March 1, 2008, shall be computed on the basis of days elapsed over a 360-day year consisting of twelve 30-day months. Accumulations of dividends on Mandatory Convertible Preference Shares shall not bear interest.

(b)   No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any issued and outstanding Mandatory Convertible Preference Share with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid, or declared and cash and/or such number of Common Shares, if any, sufficient for the payment thereof, have been set apart and/or reserved for the payment of such dividend, upon all issued and outstanding Mandatory Convertible Preference Shares.

(c)   No dividends or other distributions (other than a dividend or distribution payable solely in Parity Shares or Junior Shares (in the case of Parity Shares) or Junior Shares (in the case of Junior Shares) and other than cash paid in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Shares or Junior Shares, nor may any Parity Shares or Junior Shares be redeemed, repurchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Shares or Junior Shares) by or on behalf of the Company (except by conversion into or exchange for Parity Shares or Junior Shares (in the case of Parity Shares) or Junior Shares (in the case of Junior Shares)), unless Accumulated Dividends shall have been or contemporaneously are, declared and paid, or are declared and a sum in cash or Common Shares sufficient for the payment thereof is set apart or reserved for such payment on the Mandatory Convertible Preference Shares and any Parity Shares for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, repurchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid on the Mandatory Convertible Preference Shares and any Parity Shares, dividends may be declared and paid on the Mandatory Convertible Preference Shares and such Parity Shares so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Mandatory Convertible Preference Shares and such Parity Shares will, in all cases, bear to each other the same ratio that accumulated and unpaid dividends per share on the Mandatory Convertible Preference Shares and such Parity Shares bear to each other.

(d)   Holders shall not be entitled to any dividends on the Mandatory Convertible Preference Shares, whether payable in cash, property or Common Shares, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Mandatory Convertible Preference Shares that may be in arrears.

4.   Method of Payment of Dividends.

(a)   Subject to the Dividend Cap described below, any declared dividend (or any portion of any declared dividend) on the Mandatory Convertible Preference Shares may be paid by the Company, as determined in the Company’s sole discretion, (i) in cash; (ii) by delivery of Common Shares; or (iii) through any combination of cash and Common Shares.

(b)   Each payment of a declared dividend on the Mandatory Convertible Preference Shares shall be made in cash, except to the extent the Company elects to make all or any portion of such payment in Common Shares. The Company may make such election by giving notice to Holders thereof of such election and the portions of such payment that shall be made in cash and in Common Shares no later than 10 Trading Days prior to the Dividend Record Date.

(c)   Common Shares issued in payment or partial payment of a declared dividend shall be valued for such purpose at 97% of the average of the Volume-Weighted Average Prices per Common Share over the five consecutive Trading Day period ending on the second Trading Day immediately preceding the applicable Dividend Record Date.

(d)   No fractional Common Shares shall be delivered to Holders in payment or partial payment of a dividend. A cash adjustment shall be paid to each Holder that would otherwise be entitled to a fraction of a Common Share based on the average of the Volume-Weighted Average Prices of the Common Shares over the five consecutive Trading Day period ending on the second Trading Day immediately preceding the applicable Dividend Record Date.

(e)   Notwithstanding the foregoing, in no event shall the number of Common Shares delivered in connection with any dividend payment (or portion thereof) as described above exceed a number equal to the total dividend payment (or such portion) divided by $34.37 (this number of shares, the “Dividend Cap”), subject to adjustment in the same manner (but on an inversely proportional basis) as each Fixed Conversion Rate as set forth in Section 13 hereof. To the extent the Company does not deliver Common Shares as a result of the Dividend Cap, the Company may, notwithstanding any notice by it to the contrary, pay the remaining unpaid dividend in cash at such time and to the extent the Company is legally permitted to do so.

(f)   The Company may not pay any portion of a dividend on the Mandatory Convertible Preference Shares in Common Shares unless (i) the Common Shares to be issued and delivered are freely transferable by the recipient without further action on its behalf or (ii) a Shelf Registration Statement relating to those Common Shares has been filed with the SEC and is effective to permit the resale of the Common Shares by the holders thereof. To the extent applicable, the Company shall also use its reasonable best efforts to have the Common Shares qualified or registered under applicable state securities laws, if required, and approved for listing on the NYSE (or if the Common Shares are not listed on the NYSE, on another principal U.S. national or regional securities exchange or automated quotation system on which the Common Shares are then listed or quoted).

5.   Voting.

(a)   The Mandatory Convertible Preference Shares shall have no voting rights except as set forth below or in the Bye-Laws or as otherwise required by Bermuda law from time to time:

(i)   If and whenever at any time or times a Voting Rights Triggering Event occurs, then the holders of Mandatory Convertible Preference Shares, voting as a single class with any other series of preference shares having similar voting rights that are exercisable (the “Voting Rights Class”), will be entitled at the next annual general or special general meeting to elect two directors to the Board of Directors. Upon the election of any such additional directors, the number of directors that comprise the Board of Directors may be increased by such number of additional directors.

(ii)   Such voting rights may be exercised at a special general meeting of the holders of shares, including the Mandatory Convertible Preference Shares, comprising the Voting Rights Class, called as hereinafter provided, or at any general meeting held for the purpose of electing directors until such time as all dividends in arrears on the Mandatory Convertible Preference Shares shall have been paid in full, at which time or times such voting rights shall terminate. The Company will facilitate the election or appointment of these two directors in a manner consistent with the Bye-laws and applicable law. The terms of the directors so elected will be determined in accordance with the Bye-laws. If such voting rights terminate before such directors’ term of office would otherwise expire, the Board of Directors may ask such directors to tender their resignation as directors upon termination of such voting rights.

(iii)   At any time when such voting rights shall have vested in holders of shares including the Mandatory Convertible Preference Shares comprising the Voting Rights Class, the Chairman of the Company or the Board of Directors may call, and, upon written request of the record holders of shares representing at least twenty-five percent (25%) of the voting power of the shares then comprising the Voting Rights Class, addressed to the Secretary of the Company, the Board of Directors shall call a special general meeting of the holders of shares then comprising the Voting Rights Class. Such meeting shall be convened, and notice thereof shall be given, in accordance with the Bye-Laws. Notwithstanding the provisions of this paragraph (iii), no such special general meeting shall be called during a period within the 60 days immediately preceding the date fixed for the next annual general meeting of shareholders, in which such case, the election of directors pursuant to Section 5(a)(i) shall be held at such annual general meeting of shareholders.

(iv)   At any meeting held for the purpose of electing directors at which the holders of shares including the Mandatory Convertible Preference Shares comprising the Voting Rights Class shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of shares representing more than fifty percent (50%) in voting power of the then issued and outstanding shares comprising the Voting Rights Class shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class. The affirmative vote of the holders of Mandatory Convertible Preference Shares constituting a majority of the Mandatory Convertible Preference Shares present at such meeting, in person or by proxy, shall be sufficient to elect any such director.

(v)   For so long as the foregoing voting rights are vested in the holders of the Mandatory Convertible Preference Shares, any vacancy in respect of any director elected pursuant to the voting rights created under this Section 5(a) shall be filled only by vote of the holders of shares including the Mandatory Convertible Preference Shares comprising the Voting Rights Class at a special general meeting called in accordance with the procedures set forth in this Section 5, or, if no such special general meeting is called, at the next annual general meeting of shareholders.

(vi)   So long as any Mandatory Convertible Preference Shares remain issued and outstanding, unless a greater percentage shall then be required by law, the affirmative vote or consent of the holders of at least 66% of the issued and outstanding

Mandatory Convertible Preference Shares voting or consenting, as the case may be, separately as one class, will be required for amendments to the Company’s memorandum of association, the Bye-Laws or this Certificate of Designation that would vary adversely the specified rights, preferences, privileges or voting rights of holders of Mandatory Convertible Preference Shares.

(vii)   In exercising the voting rights set forth in this Section 5(a) or Section 5(c), the Bye-Laws or otherwise under Bermuda law, each Mandatory Convertible Preference Share shall be entitled to one vote in any case where the holders of Mandatory Convertible Preference Shares are entitled to vote as a single class; and each class or series of preference shares shall have a number of votes proportionate to the aggregate liquidation preference of its outstanding shares in any case where the holders of Mandatory Convertible Preference Shares are entitled to vote as a class with holders of Parity Shares or other classes of shares or series of preference shares.

(b)   The Company may authorize or increase the authorized amount of Common Shares or undesignated preference shares, or create or issue any class or series of Parity Shares or Junior Shares, without the consent of the holders of Mandatory Convertible Preference Shares, and in taking such actions the Company shall be deemed not to have varied adversely the rights, preferences, privileges or voting rights of holders of Mandatory Convertible Preference Shares.

(c)   So long as any Mandatory Convertible Preference Shares remain issued and outstanding the affirmative vote or consent of the holders of at least 66% of the issued and outstanding Mandatory Convertible Preference Shares voting or consenting, as the case may be, separately as one class, will be required to authorize, increase the authorized amount of, or issue any class or series of Senior Shares (or any security convertible into Senior Shares).

6.   Liquidation Rights.

(a)   In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary of involuntary, each holder of Mandatory Convertible Preference Shares shall be entitled to receive and to be paid, out of the assets of the Company available for distribution to its shareholders, the Liquidation Preference, in preference to the holders of, and before any payment or distribution is made on, any Junior Shares, including, without limitation, on any Common Shares.

(b)   Neither the sale, conveyance, exchange or transfer (for cash, shares, securities or other consideration) of all or substantially all the assets or business of the Company (other than in connection with the liquidation, winding-up or dissolution of its business) nor the merger, amalgamation or consolidation of the Company into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 6.

(c)   After the payment to the holders of the Mandatory Convertible Preference Shares of the Liquidation Preference provided for in this Section 6, the holders of Mandatory Convertible Preference Shares shall have no right or claim to any of the remaining assets of the Company.

(d)   In the event the assets of the Company available for distribution to the holders of Mandatory Convertible Preference Shares upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 6(a), no such distribution shall be made on account of any Parity Shares upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the Mandatory Convertible Preference Shares, ratably, in proportion to the full distributable amounts for which holders of the Mandatory Convertible Preference Shares and the Parity Shares are entitled upon such liquidation, dissolution or winding-up.

7.   Mandatory Conversion.

(a)   Each Mandatory Convertible Preference Share shall automatically convert (unless previously converted at the option of the Holder in accordance with Section 8 or pursuant to an exercise of a Fundamental Change Conversion right pursuant to Section 9) on the Mandatory Conversion Date, into a number of Common Shares equal to the Mandatory Conversion Rate.

(b)   In addition to the number of Common Shares issuable pursuant to 7(a) above, Holders of the Mandatory Convertible Preference Shares on the Mandatory Conversion Date shall have the right to receive an amount equal to all Accumulated Dividends on the Mandatory Convertible Preference Shares for the then-current Dividend Period ending on the Mandatory Conversion Date and all prior Dividend Periods (other than previously declared dividends on the Mandatory Convertible Preference Shares payable to Holders of record as of a prior record date) to the extent the Company is legally permitted to pay such dividends.

(c)   If on the Mandatory Conversion Date the Company (i) has not declared or paid all or any portion of Accumulated Dividends payable on such date or (ii) is not legally permitted to pay any such dividends, the

Mandatory Conversion Rate will be adjusted so that Holders will receive an additional number of Common Shares equal to the amount of Accumulated Dividends that have not been declared or paid (the “Mandatory Conversion Additional Conversion Amount”) divided by 97% of the average of the Volume-Weighted Average Prices of the Common Shares over the twenty (20) consecutive Trading Day period ending on the third Trading Day immediately preceding the Mandatory Conversion Date; provided, however, that in no event shall the Company increase the Mandatory Conversion Rate by the Mandatory Conversion Additional Conversion Amount in excess of the Dividend Cap. To the extent that the Company does not deliver any or all of the additional Common Shares as a result of the Dividend Cap, the Company shall, notwithstanding any notice by it to the contrary, pay the remaining unpaid Accumulated Dividends in cash at such time and to the extent the Company is legally permitted to do so.

8.   Conversion at the Option of the Holder

(a)   Other than during a Fundamental Change Conversion Period, the Mandatory Convertible Preference Shares are convertible, in whole or in part at the option of the Holder thereof, at any time prior to the Mandatory Conversion Date (an “Early Conversion”), into Common Shares at the Minimum Conversion Rate, subject to adjustment as set forth in Section 13 hereof.

(b)   A Holder on the Early Conversion Date, with respect to each Mandatory Convertible Preference Share being converted, shall have the right to receive an amount equal to all Accumulated Dividends on such Mandatory Convertible Preference Shares for all prior Dividend Periods ending on or prior to the Dividend Payment Date immediately preceding the Early Conversion Date (other than previously declared dividends on the Mandatory Convertible Preference Shares payable to Holders as of a prior Dividend Record Date) to the extent the Company is legally permitted to pay such dividends.

(c)   On the Early Conversion Date, in the event the Company (i) has not declared or paid all or any portion of the Accumulated Dividends payable to the Early Conversion Date as set forth in Section 8(b) or (ii) is not then legally permitted to pay such dividends, the Minimum Conversion Rate shall be adjusted so that the Holder receives an additional number of Common Shares (the “Early Conversion Additional Conversion Amount”) equal to such amount of Accumulated Dividends that have not been declared divided by 97% of the average of the Volume-Weighted Average Prices of the Common Shares over the twenty (20) consecutive Trading Day period ending on the third Trading Day immediately preceding the Early Conversion Date; provided, however, that in no event shall the Company increase the Minimum Conversion Rate by the Early

Conversion Additional Conversion Amount in excess of the Dividend Cap. To the extent that the Company does not deliver any or all additional Common Shares as a result of the Dividend Cap, the Company shall, notwithstanding any notice by it to the contrary, pay the remaining Early Conversion Additional Conversion Amount in cash at such time and to the extent it is legally permitted to do so.

(d)   Except as described above, upon any Early Conversion, the Company will make no payment or allowance for unpaid dividends on the Mandatory Convertible Preference Shares.

9.   Fundamental Change; Fundamental Change Dividend Make-Whole Amount

(a)   In the event of a Fundamental Change, the Holders shall have the right to convert their Mandatory Convertible Preference Shares, in whole or in part, into Common Shares during the Fundamental Change Conversion Period at the Fundamental Change Conversion Rate. Upon conversion pursuant to this Section 9, converting Holders shall receive, for each Mandatory Convertible Preference Share, (i) a number of Common Shares equal to the Fundamental Change Conversion Rate as set forth in this Section 9(a) and (ii) the sum of any Accumulated Dividends and the Fundamental Change Dividend Make-Whole Amount as described in Section 9(c) below, to the extent the Company is legally permitted to make such payments.

(b)   To the extent the Company is aware of a Fundamental Change, on or before the tenth Trading Day prior to the anticipated effective date of the Fundamental Change, a written notice (the “Fundamental Change Notice”) shall be sent by or on behalf of the Company, by first-class mail, postage prepaid, to the Holders of record as they appear on the share register of the Company. Such notice shall state:

(i)   the anticipated Effective Date of the Fundamental Change;

(ii)   that Holders shall have the right to effect a Fundamental Change Conversion in connection with such Fundamental Change during the Fundamental Change Conversion Period;

(iii)   the Fundamental Change Conversion Period;

(iv)   if the Company shall elect to pay any amount payable pursuant to Section 9(c) below in full in Common Shares or in a combination of cash and Common Shares (and if so, will specify the combination, which may be in percentage terms); and

(v)   the instructions a Holder must follow to effect a Fundamental Change Conversion in connection with such Fundamental Change.

(c)   Fundamental Change Dividend Make-Whole Amount. For any Mandatory Convertible Preference Shares that are converted during the Fundamental Change Conversion Period, in addition to the Common Shares issued upon conversion based on the Fundamental Change Conversion Rate, the Company shall, in its sole discretion, either:

(i)   pay the Holder an amount in cash equal to the sum of (x) all Accumulated Dividends on Mandatory Convertible Preference Shares to, but excluding, the date the Holder receives the Fundamental Change Dividend Make-Whole Amount and (y) the present value of all dividend payments on Mandatory Convertible Preference Shares held by the Holder for all remaining Dividend Periods to but excluding the Mandatory Conversion Date (excluding any unpaid dividends accrued during the portion of the then-current dividend period through, but excluding, the date the Holder receives the Fundamental Change Dividend Make-Whole Amount), in each case, to the extent the Company is legally permitted to do so (the “Fundamental Change Dividend Make-Whole Amount”); or

(ii)   increase the number of Common Shares to be issued on conversion as described in Section 9(a) above by a number of Common Shares equal to (x) the sum of all Accumulated Dividends for the period described in Section 9(c)(i) above and the Fundamental Change Dividend Make-Whole Amount, divided by (y) 97% of the Common Share Price; provided that, in no event shall the Company increase the number of Common Shares to be issued in excess of the Dividend Cap.

For the purpose of determining the Fundamental Change Dividend Make-Whole Amount, the present value of the remaining dividend payments will be computed using a discount rate equal to 6.50%. To the extent the Company is not legally permitted to pay all or any portion of the payments described in Section 9(c)(i) above in cash, it will increase the number of Common Shares to be issued on conversion as described under Section 9(c)(ii) above. In addition, to the extent Section 9(c)(ii) above applies and the Company does not deliver all or a portion of the Fundamental Change Dividend Make-Whole Amount in Common Shares as a result of the Dividend Cap, it shall pay the remaining portion in cash, at such time and to the extent it is legally permitted to do so.

10.   Conversion Procedures.

(a)   Pursuant to Section 7, on the Mandatory Conversion Date, any outstanding Mandatory Convertible Preference Shares will automatically convert into Common Shares. The person or persons entitled to receive the Common Shares issuable upon mandatory conversion of the Mandatory Convertible Preference Shares will be treated as the record holder(s) of such Common Shares as of 5:00 p.m., New York City time, on the Mandatory Conversion Date. Prior to 5:00 p.m., New York City time, on the Mandatory Conversion Date, the Common Shares issuable upon conversion of the Mandatory Convertible Preference Shares will not be deemed to be outstanding for any purpose and Holders shall have no rights with respect to such Common Shares, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the Common Shares, by virtue of holding the Mandatory Convertible Preference Shares.

(b)   To effect an Early Conversion pursuant to Section 8, or to effect a conversion at the option of the Holder pursuant to Section 9 a Holder who:

(i)   holds a beneficial interest in a global Mandatory Convertible Preference Share must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay funds equal to the dividend payable on the next Dividend Payment Date to which such Holder is not entitled and, if required, pay all taxes or duties, if any; or

(ii)   holds Mandatory Convertible Preference Shares in certificated form must, subject to Section 14:

(A)   complete and manually sign the conversion notice on the back of the Mandatory Convertible Preference Shares certificate or a facsimile of the conversion notice;

(B)   deliver the completed conversion notice and the certificated Mandatory Convertible Preference Shares to be converted to the Transfer Agent;

(C)   if required, furnish appropriate endorsements and transfer documents;

(D)   if required, pay all transfer or similar taxes, if any.

(iii)   The Early Conversion will be effective on the date on which a Holder has satisfied all of the foregoing requirements, to the extent applicable (the “Early Conversion Date”). Holders will not be required to pay any taxes or duties relating to the issuance or delivery of Common Shares if Holders exercise their conversion rights, but they will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of Common Shares in a name other than the name of such Holder. Certificates representing Common Shares will be issued and delivered only after all applicable taxes and duties, if any, payable by Holders have been paid in full.

(iv)   The person or persons entitled to receive the Common Shares issuable upon Early Conversion shall be treated for all purposes as the record holder(s) of such Common Shares as of 5:00 p.m., New York City time, on the applicable Early Conversion Date. No allowance or adjustment, except as set forth in Section 13, shall be made in respect of dividends payable to holders of Common Shares of record as of any date prior to such applicable Early Conversion Date. Prior to 5:00 p.m., New York City time, on the applicable Early Conversion Date, Common Shares issuable upon conversion of any Mandatory Convertible Preference Shares shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Shares (including voting rights, rights to respond to tender offers for the Common Shares and rights to receive any dividends or other distributions on the Common Shares) by virtue of holding Mandatory Convertible Preference Shares.

(v)   In the event that an Early Conversion is effected with respect to Mandatory Convertible Preference Shares representing less than all the Mandatory Convertible Preference Shares held by a Holder, upon such Early Conversion the Company shall execute and the Transfer Agent shall countersign and deliver to the Holder thereof, at the expense of the Company, a certificate evidencing the Mandatory Convertible Preference Shares as to which Early Conversion was not effected.

(c)   To effect a Fundamental Change Conversion pursuant to Section 9 a Holder shall deliver to the Transfer Agent at any time during the Fundamental Change Conversion Period, the certificate(s) (if such shares are held in certificated form) evidencing the Mandatory Convertible Preference Shares with respect to which the Fundamental Change Conversion right is being exercised, duly assigned or endorsed for transfer to the Company, or accompanied by duly executed stock powers relating thereto, or in blank, with a written notice to the Company stating the Holder’s intention to convert early in connection with the Fundamental Change containing the information set forth in Section 9 and providing the Company with payment instructions. If a Holder holds a beneficial interest in a global Mandatory Convertible Preference Share, such Holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay all transfer or similar taxes or duties, if any. A Holder will not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of Common Shares if such Holder exercises its conversion rights, but such Holder will be required to pay any transfer or similar tax or duty that may be payable relating to any transfer involved in the issuance or delivery of Common Shares in a name other than the name of such Holder. A certificate representing Common Shares will be issued and delivered only after all applicable taxes and duties, if any, payable by the Holder have been paid in full. For the avoidance of doubt, Holders who do not submit their conversion notice during the Fundamental Change Conversion Period shall not be entitled to convert their Mandatory Convertible Preference Shares at the Fundamental Change Conversion Rate or to receive the Fundamental Change Dividend Make-Whole Amount.

(i)   The person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder(s) of such Common Shares as of 5:00 p.m., New York City time, on the applicable Fundamental Change Conversion Date. No allowance or adjustment, except as set forth in Section 13, shall be made in respect of dividends payable to holders of Common Shares of record as of any date prior to such applicable Fundamental Change Conversion Date. Prior to such applicable Fundamental Change Conversion Date, Common Shares issuable upon conversion of any Mandatory Convertible Preference Shares shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Shares (including voting rights, rights to respond to tender offers for the Common Shares and rights to receive any dividends or other distributions on the Common Shares) by virtue of holding Mandatory Convertible Preference Shares.

(ii)   In the event that a Fundamental Change Conversion is effected with respect to Mandatory Convertible Preference Shares representing less than all the Mandatory Convertible Preference Shares held by a Holder, upon such Fundamental Change Conversion the Company shall execute and the Transfer Agent shall countersign and deliver to the Holder thereof, at the expense of the Company, a certificate evidencing the Mandatory Convertible Preference Shares as to which Fundamental Change Conversion was not effected.

(d)   Mandatory Convertible Preference Shares that have been converted shall cease to be outstanding on the applicable conversion date, subject to the right of Holders of such shares to receive Common Shares issuable upon conversion of such Mandatory Convertible Preference

Shares and other amounts, if any, to which they are entitled pursuant to Sections 7, 8 and 9, as applicable.

(e)   In the event that a Holder of Mandatory Convertible Preference Shares shall not by written notice designate the name in which Common Shares to be issued upon conversion of such Mandatory Convertible Preference Shares should be registered or the address to which the certificate or certificates representing such Common Shares should be sent, the Company shall be entitled to register such shares, and make such payment, in the name of the Holder of such Mandatory Convertible Preference Shares as shown on the records of the Company and to send the certificate or certificates representing such Common Shares to the address of such Holder shown on the records of the Company.

11.   Reservation of Common Shares; other agreements of the Company

(a)   The Company shall at all times reserve and keep available out of its authorized and unissued Common Shares or shares held in the treasury of the Company, solely for issuance upon the conversion of Mandatory Convertible Preference Shares as herein provided, free from any preemptive or other similar rights, such number of Common Shares as shall from time to time be issuable upon the conversion of all the Mandatory Convertible Preference Shares then outstanding. For purposes of this Section 11(a), the number of Common Shares that shall be deliverable upon the conversion of all outstanding Mandatory Convertible Preference Shares shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)   Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of Mandatory Convertible Preference Shares, as herein provided, Common Shares reacquired and held in the treasury of the Company (in lieu of the issuance of authorized and unissued Common Shares), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c)   All Common Shares delivered upon conversion of the Mandatory Convertible Preference Shares shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d)   Prior to the delivery of any Common Shares that the Company shall be obligated to deliver upon conversion of the Mandatory Convertible Preference Shares, the Company shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e)   The Company hereby covenants and agrees that, if at any time the Common Shares shall be listed on the NYSE or if the Common Shares are not listed on the NYSE (or another principal U.S. national or regional securities exchange or automated quotation system on which the Common Shares are then listed or quoted), the Company shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Shares shall be so listed on such exchange or automated quotation system, all Common Shares issuable upon conversion of the Mandatory Convertible Preference Shares; provided, however, that if the rules of such exchange or automated quotation system permit the Company to defer the listing of such Common Shares until the first conversion of Mandatory Convertible Preference Shares into Common Shares in accordance with the provisions hereof, the Company covenants to list such Common Shares issuable upon conversion of the Mandatory Convertible Preference Shares in accordance with the requirements of such exchange or automated quotation system at such time.

12.   Fractional Shares.

(a)   No fractional Common Shares shall be issued to holders of Mandatory Convertible Preference Shares upon conversion. In lieu of any fractional Common Shares otherwise issuable in respect of the aggregate number of Mandatory Convertible Preference Shares of any holder that are converted, that holder shall be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of: (i) in the case of a mandatory conversion on the Mandatory Conversion Date or a Fundamental Change Conversion, the average of the Volume-Weighted Average Prices of Common Shares over the five consecutive Trading Day period preceding the Trading Day immediately preceding the Mandatory Conversion Date or Fundamental Change Conversion Date, as applicable; or (ii) in the case of an Early Conversion, the Volume-Weighted Average Prices of Common Shares on the second Trading Day immediately preceding the conversion date.

(b)   If more than one Mandatory Convertible Preference Share is surrendered for conversion at one time by or for the same holder, the number of Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Mandatory Convertible Preference Shares so surrendered.

13.   Anti-Dilution Adjustments. Each Fixed Conversion Rate shall be subject to the following adjustments:

(a)   Dividends and Distributions. If the Company issues Common Shares to all or substantially all of the holders of Common Shares as a dividend or other distribution, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Shares entitled to receive such dividend or other distribution shall be divided by a fraction (i) the numerator of which is the number of Common Shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination, and (ii) the denominator of which is the sum of the number of Common Shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the total number of Common Shares constituting such dividend or other distribution.

Any adjustment made pursuant to this Section 13(a) will become effective immediately prior to 9:00 a.m., New York City time, on the date following the date fixed for such determination. If any dividend or distribution described in this Section 13(a) is declared but not so paid or made, each Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Fixed Conversion Rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this Section 13(a), the number of Common Shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination shall not include shares held in treasury by the Company but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of Common Shares. The Company shall not pay any dividend or make any distribution on Common Shares held in treasury by the Company.

(b)   Issuance of Common Share Purchase Rights. If the Company issues to all or substantially all holders of Common Shares rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans), entitling such holders, for a period of up to 45 calendar days from the date of issuance of such rights or warrants, to subscribe for or purchase Common Shares at a price per share less than the Current Market Price, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Shares entitled to receive such rights or warrants will be increased by multiplying such Fixed Conversion Rate by a fraction (i) the numerator of which is the sum of the number of Common Shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of Common Shares issuable pursuant to such rights or warrants, and (ii) the denominator of which shall be the sum of the number of Common

Shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of Common Shares equal to the quotient of (x) the aggregate offering price payable to exercise such rights or warrants divided by (y) the Current Market Price.

Any adjustment made pursuant to this Section 13(b) will become effective prior to 9:00 a.m., New York City time, on the day following the date fixed for such determination. In the event that such rights or warrants described in this Section 13(b) are not so issued, each Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to such Fixed Conversion Rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or Common Shares are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, each Fixed Conversion Rate shall be readjusted to such Fixed Conversion Rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of Common Shares actually delivered. In determining the aggregate offering price payable to exercise such rights or warrants, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors whose determination shall be conclusive). For the purposes of this Section 13(b), the number of Common Shares at the time outstanding shall not include shares held in treasury by the Company but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of Common Shares. The Company shall not issue any such rights or warrants in respect of Common Shares held in treasury by the Company.

(c)   Subdivisions and Combinations of the Common Shares. If outstanding Common Shares shall be subdivided into a greater number of Common Shares or combined into a lesser number of Common Shares, each Fixed Conversion Rate in effect prior to 5:00 p.m., New York City time, on the effective date of such subdivision or combination shall be multiplied by a fraction (i) the numerator of which is the number of Common Shares that would be outstanding immediately after, and solely as a result of, such subdivision or combination, and (ii) the denominator of which is the number of Common Shares outstanding immediately prior to such subdivision or combination.

Any adjustment made pursuant to this Section 13(c) shall become effective at 5:00 p.m., New York City time, on the effective date of such subdivision or combination.

(d)   Debt or Asset Distribution. If the Company distributes to all or substantially all holders of Common Shares evidences of its indebtedness, share capital, securities, cash or other assets (excluding (i) any dividend or distribution covered by Section 13(a); (ii) any rights or warrants covered by Section 13(b); (iii) any dividend or distribution covered by Section 13(f); and (iv) any Spin-Off to which the provisions set forth in Section 13(e) apply), each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of Common Shares entitled to receive such distribution will be multiplied by a fraction (x) the numerator of which is the Current Market Price, and (y) the denominator of which is the Current Market Price minus the Fair Market Value, as determined by the Board of Directors on such date fixed for determination of the portion of the evidences of indebtedness, share capital, securities, cash or other assets so distributed applicable to one Common Share.

(e)   Spin-Offs. In the case of a Spin-Off, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the twelfth Trading Day after the Ex-Date for such distribution will be multiplied by a fraction (i) the numerator of which is the sum of (x) the average closing price of Common Shares for the ten (10) Trading Day period beginning on, and including, the third Trading Day immediately following the Ex-Date for such distribution and (y) the Fair Market Value, as determined by the Board of Directors, of the portion of share capital or similar equity interests so distributed applicable to one Common Share as of the twelfth Trading Day after the Ex-Date for such distribution (or, if such shares of share capital or equity interests are listed on a national or regional securities exchange, the average closing price of such securities for the ten (10) consecutive Trading Day-period beginning on, and including, the third Trading Day immediately following the Ex-Date for such distribution), and (ii) the denominator of which is the average closing price of Common Shares for the ten (10) Trading Day period beginning on, and including, the third Trading Day immediately following the Ex-Date for such distribution

Any adjustment made pursuant to this Section 13(e) shall become effective immediately prior to 9:00 a.m., New York City time, on the thirteenth Trading Day after the Ex-Date for such distribution. In the event that such distribution described in this Section 13(e) is not so made, each Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to such Fixed Conversion Rate that would then be in effect if such distribution had not been declared. If an adjustment to each Fixed Conversion Rate is required under this Section 13(e)during any conversion period in respect of Mandatory Convertible Preference Shares that have been tendered for conversion, delivery of the Common Shares issuable upon settlement will be delayed to the extent necessary in order to complete the calculations provided for in this Section 13(e).

(f)   Cash Distributions. If the Company distributes an amount in cash to all holders of Common Shares (excluding (A) any cash dividend on the Common Shares to the extent that the aggregate cash dividend per Common Share does not exceed $0.17 in any fiscal quarter (the “Dividend Threshold Amount”); (B) any cash that is distributed in a Reorganization Event to which Section 13(j) applies; (C) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company; and (D) any consideration payable in connection with a tender or exchange offer by the Company or any subsidiary of the Company), each Fixed Conversion Rate in effect immediately prior to the close of business on the date fixed for determination of the holders of Common Shares entitled to receive such distribution will be multiplied by a fraction (i) the numerator of which is the Current Market Price on the date fixed for such determination, and (ii) the denominator of which is the Current Market Price on the date fixed for such determination minus the amount per Common Share of such dividend or distribution.

Any adjustment made pursuant to this Section 13(f) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of Common Shares entitled to receive such distribution.

If an adjustment is required to be made as set forth in this Section 13(f) as a result of a distribution that is (1) a regularly scheduled quarterly dividend, the amount per share of such dividend or distribution for purposes of calculating the denominator in this Section 13(f) will be deemed to be the amount by which such dividend exceeds the applicable dividend threshold amount or (2) not a regularly scheduled quarterly dividend, the amount per share of such dividend or distribution for purposes of calculating the denominator in this Section 13(f) will be deemed to be the full amount of such distribution.

The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever fixed conversion rates are adjusted; provided that no adjustment will be made to the dividend threshold amount for adjustments made to the fixed conversion rates pursuant to this Section 13(f).

(g)   Self Tender Offers and Exchange Offers. If the Company or any subsidiary of the Company successfully completes a tender or exchange offer for Common Shares, where the cash and the value of any other consideration included in the payment per Common Share exceeds the Volume-Weighted Average Price of the Common Shares on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to the terms of the tender offer or exchange offer, each Fixed Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the Trading Day next succeeding the date of expiration of the tender or exchange offer (the “Expiration Date”) will be multiplied by a fraction, (i) the numerator of which shall be equal to the product of: (x) the Volume-Weighted Average Price of Common Shares on the Trading Day next succeeding the Expiration Date, multiplied by (y) the number of Common Shares outstanding (including any shares validly tendered and not withdrawn) immediately prior to the Expiration Date minus the number of Common Shares validly tendered and not withdrawn as of the expiration time, and (ii) the denominator of which will be equal to the product of: (x) the Volume-Weighted Average Price of Common Shares on the Trading Day next succeeding the Expiration Date, multiplied by (y) the number of Common Shares outstanding (including any shares validly tendered and not withdrawn) immediately prior to the expiration of the tender offer or the exchange offer, minus (z) the amount of cash plus the Fair Market Value, as determined by the Board of Directors, of the aggregate consideration payable for all the Common Shares purchased in such tender or exchange offer.

(h)   Except with respect to a Spin-Off, in cases where the Fair Market Value of assets (including cash), debt securities or certain rights, warrants or options to purchase securities of the Company as to which Section 13(d) and Section 13(f) apply, applicable to one Common Share, distributed to shareholders (i) equals or exceeds the average of the Closing Prices of the Common Shares over the five (5) consecutive Trading Day period ending on the Trading Day before the Ex-Date for such distribution or (ii) such average of the Closing Prices of the Common Shares exceeds the Fair Market Value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in each Fixed Conversion Rate, Holders shall be entitled to receive upon conversion, in addition to a number of Common Shares equal to the applicable conversion rate in effect on the applicable Conversion Date, the kind and amount of assets (including cash), debt securities or rights, warrants or options comprising the distribution that such Holder would have received if such Holder had converted its Mandatory Convertible Preference Shares immediately prior to the date fixed for determination of the holders of Common Shares entitled to receive the distribution.

(i)   Rights Plans. To the extent that the Company has a rights plan in effect with respect to the Common Shares or adopts a rights plan prior to conversion of any Mandatory Convertible Preference Share on any conversion date (i) no adjustment shall be made to the relevant conversion rate and (ii) upon conversion of any Mandatory Convertible Preference Shares, Holders shall receive, in addition to the Common Shares, the rights under such rights plan, unless, prior to such conversion date, the rights have separated from the Common Shares, in which case each Fixed Conversion Rate shall be adjusted at the time of separation of such rights as if the Company made a distribution to all holders of the Common

Shares as described in Section 13(d), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(j)   Reorganization Events. In the event of:

(i)   any amalgamation, consolidation or merger of the Company with or into another Person (other than an amalgamation, merger or consolidation in which the Company is the continuing or surviving corporation and in which the Common Shares outstanding immediately prior to the amalgamation, merger or consolidation are not exchanged for cash, securities or other property of the Company or another Person);

(ii)   any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company;

(iii)   any reclassification of Common Shares into securities including securities other than Common Shares; or

(iv)   any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition),

(each, a “Reorganization Event”), each Mandatory Convertible Preference Share outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, become convertible into units of the kind of securities, cash and other property (the “Exchange Property”) that such Holder would have been entitled to receive if such Holder had converted its Mandatory Convertible Preference Shares into Common Shares immediately prior to such Reorganization Event. For purposes of the foregoing, (i) a “unit” of Exchange Property shall be the type and amount of Exchange Property that a shareholder of one Common Share would have received in such Reorganization Event and (ii) the type and amount of Exchange Property in the case of any Reorganization Event that causes the Common Shares to be converted into the right to receive more than a single type of consideration (based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Shares that affirmatively make such an election. The number of units of Exchange Property for each Mandatory Convertible Preference Share converted following the Effective Date of such Reorganization Event shall be determined by the applicable conversion rate then in effect on the applicable Conversion Date. The applicable conversion rate shall be (x) in the case of and Early Conversion Date, the Minimum Conversion Rate, and (y) otherwise, the Mandatory Conversion Rate based upon the Applicable Market Value of the Exchange Property.

(k)   The above provisions of Section 13(j) shall similarly apply to successive Reorganization Events and the provisions of Section 13 shall apply to any share capital of the Company (or any successor) received by the holders of Common Shares in any such Reorganization Event.

(l)   The Company (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation of Section 13(j).

(m)   Adjustment for Tax Reasons. The Company may make such increases in each Fixed Conversion Rate, in addition to any other increases required by this Section 13, as the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Shares resulting from any dividend or distribution of the Company’s Common Shares (or issuance of rights or warrants to acquire Common Shares) or from any event treated as such for income tax purposes or for any other reasons; provided that the same proportionate adjustment must be made to each Fixed Conversion Rate.

(n)   Calculation of Adjustments; Adjustments to Threshold Appreciation Price, Reference Price and Common Shares Price.

(i)   All adjustments to each Fixed Conversion Rate shall be calculated to the nearest 1/10,000th of a Common Share. Prior to the Mandatory Conversion Date, no adjustment in a Fixed Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least 1% therein; provided, that any adjustments which by reason of this Section 13(n)(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, however that with respect to adjustments to be made to the Fixed Conversion Rates in connection with cash dividends paid by the Company, the Fixed Conversion Rates shall be adjusted regardless of whether such aggregate adjustments amount to one percent or more of the Fixed Conversion Rates no later than March 1 of each calendar year; provided, further that on the Mandatory Conversion Date, adjustments to each Fixed Conversion Rate shall be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(ii)   If an adjustment is made to the Fixed Conversion Rates pursuant to Sections 13(a), (c),(c), (d), (e), (f), (g) or (n), an inversely proportional adjustment shall also be made to the Threshold Appreciation Price and the Reference Price solely for purposes of determining which of clauses (i), (ii) and (iii) of the definition of “Mandatory Conversion Rate” shall apply on the Mandatory Conversion Date. Each adjustment to the Reference Price, the Threshold Appreciation Price and the Conversion Rate shall also result in an adjustment to the Applicable Market Value to the extent an adjustment occurs during a 20 consecutive Trading Day period used for calculating the Applicable Market Value.

(iii)   If an adjustment is made to the Fixed Conversion Rates, a proportional adjustment shall be made to each Common Share Price column heading set forth in the table included in the definition of “Fundamental Change Conversion Rate.” Such adjustment shall be made by multiplying each Common Share Price included in such table by a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to such adjustment and the denominator of which is the Minimum Conversion Rate immediately after such adjustment.

(iv)   No adjustment to the Fixed Conversion Rates shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment (without conversion and based on the applicable conversion rate on the relevant conversion date), so long as the distributed assets or securities the Holders would receive upon conversion of the Mandatory Convertible Preference Shares, if such assets or securities are convertible, exchangeable, or exercisable, as applicable, without any loss of rights or privileges for a period of at least 30 days following conversion of the Mandatory Convertible Preference Shares. In addition, the applicable Conversion Rate shall not be adjusted:

(A)   upon the issuance of any Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in Common Shares under any plan;

(B)   upon the issuance of any Common Shares or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries;

(C)   upon the issuance of any Common Shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

(D)   for a change in the par value of the Common Shares; or

(E)   other than as described under Sections 7 and 8.

(o)   Notice of Adjustment. Whenever the Fixed Conversion Rates or the Fundamental Change Conversion Rates are to be adjusted, the Company shall:

(i)   compute such adjusted Fixed Conversion Rates or Fundamental Change Conversion Rates, as applicable, and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth such adjusted Fixed Conversion Rates and Fundamental Change Conversion Rates, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based;

(ii)   as soon as practicable following the occurrence of an event that requires an adjustment to the Fixed Conversion Rates or the Fundamental Change Conversion Rates, as applicable (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and

(iii)   as soon as practicable following the determination of such adjusted Fixed Conversion Rates or Fundamental Change Conversion Rates, provide, or cause to be provided, to the Holders a statement setting forth in reasonable detail the method by which the adjustment to such Fixed Conversion Rates and Fundamental Change Conversion Rates was determined and setting forth such adjusted Fixed Conversion Rates and Fundamental Change Conversion Rates.

14.   Certificates.

(a)   Form and Dating. The Mandatory Convertible Preference Shares and the Transfer Agent’s certificate of authentication shall be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designation. The Mandatory Convertible Preference Shares certificate may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Mandatory Convertible Preference Shares certificate shall be dated the date of its authentication. The terms of the Mandatory Convertible Preference Shares certificate set forth in Exhibit A are part of the terms of this Certificate of Designation.

(i)   Global Mandatory Convertible Preference Shares. The Mandatory Convertible Preference Shares shall, upon issue, be represented initially in the form of one or more fully registered global certificates with the global securities legend set forth in Exhibit A hereto (the “Global Mandatory Convertible Preference Shares”), which shall be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for DTC (or with such other custodian as DTC may direct), and registered in the name of DTC or a nominee of DTC, duly executed by the Company and authenticated by the Transfer Agent as hereinafter provided. The number of Mandatory Convertible Preference Shares represented by Global Mandatory Convertible Preference Shares may from time to time be increased or decreased by adjustments made on the register of members of the Company and recorded, as appropriate, on the records of the Transfer Agent and DTC or its nominee as hereinafter provided.

(ii)   Book-Entry Provisions. In the event Global Mandatory Convertible Preference Shares are deposited with or on behalf of DTC, the Company shall execute and the Transfer Agent shall authenticate and deliver initially one or more Global Mandatory Convertible Preference Shares certificates that (a) shall be registered in the name of DTC as depository for such Global Mandatory Convertible Preference Shares or the nominee of DTC and (b) shall be delivered by the Transfer Agent to DTC or pursuant to DTC’s instructions or held by the Transfer Agent as custodian for DTC.

Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Certificate of Designation with respect to any Global Mandatory Convertible Preference Shares held on their behalf by DTC or by the Transfer Agent as the custodian of DTC or under such Global Mandatory Convertible Preference Shares, and DTC (or its nominee) may be treated by the Company, the Transfer Agent and any agent of the Company or the Transfer Agent as the absolute owner of such Global Mandatory Convertible Preference Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Transfer Agent or any agent of the Company or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Mandatory Convertible Preference Shares.

(iii)   Certificated Mandatory Convertible Preference Shares; Certificated Common Shares. Except as provided in this Section 14(a) or in Section  14(c), owners of beneficial interests in Global Mandatory Convertible Preference Shares will not be entitled to receive physical delivery of certificates representing Mandatory Convertible Preference Shares in fully registered form (“Certificated Mandatory Convertible Preference Shares”).

(b)   Execution and Authentication. Two Officers shall sign the Mandatory Convertible Preference Shares certificate for the Company by manual or facsimile signature, under the common seal of the Company if appropriate, or a facsimile thereof.

If an Officer whose signature is on a Mandatory Convertible Preference Shares certificate no longer holds that office at the time the Transfer Agent authenticates the Mandatory Convertible Preference Shares certificate, the Mandatory Convertible Preference Shares certificate shall be valid nevertheless.

A Mandatory Convertible Preference Shares certificate shall not be valid until an authorized signatory of the Transfer Agent manually signs the certificate of authentication on the Mandatory Convertible Preference Shares certificate. The signature shall be conclusive evidence that the Mandatory Convertible Preference Shares certificate has been authenticated under this Certificate of Designation.

The Transfer Agent shall authenticate and deliver certificates for up to 862,500 Mandatory Convertible Preference Shares for original issue upon a written order of the Company signed by two Officers or by an Officer and an Assistant Treasurer of the Company. Such order shall specify the number of Mandatory Convertible Preference Shares to be authenticated and the date on which the original issue of Mandatory Convertible Preference Shares is to be authenticated. The Transfer Agent may appoint an authenticating agent reasonably acceptable to the Company to authenticate the certificates for Mandatory Convertible Preference Shares. Unless limited by the terms of such appointment, an authenticating agent may authenticate certificates for Mandatory Convertible Preference Shares whenever the Transfer Agent may do so. Each reference in this Certificate of Designation to authentication by the Transfer Agent includes authentication by such agent. An authenticating agent has the same rights as the Transfer Agent or agent for service of notices and demands.

(c)   Transfer and Exchange. (i) Transfer and Exchange of Certificated Mandatory Convertible Preference Shares. When Certificated Mandatory Convertible Preference Shares are presented to the Transfer Agent with a request to register the transfer of such Certificated Mandatory Convertible Preference Shares or to exchange such Certificated Mandatory Convertible Preference Shares for an equal number of Certificated Mandatory Convertible Preference Shares, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Mandatory Convertible Preference Shares surrendered for transfer or exchange:

(A)   shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Transfer Agent, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(B)   are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to this Section 14(c)(i) or Section 14(c)(ii) below.

(ii)   Restrictions on Transfer of Certificated Mandatory Convertible Preference Shares for a Beneficial Interest in Global Mandatory Convertible Preference Shares. Certificated Mandatory Convertible Preference Shares may not be exchanged for a beneficial interest in Global Mandatory Convertible Preference Shares except upon satisfaction of the requirements set forth below. Upon receipt by the Transfer Agent of Certificated Mandatory Convertible Preference Shares, duly endorsed or accompanied by appropriate instruments of transfer, in form reasonably satisfactory to the Company and the Transfer Agent, together with written instructions directing the Transfer Agent to make an adjustment on the register of members with respect to such Global Mandatory Convertible Preference Shares to reflect an increase in the number of Mandatory Convertible Preference Shares represented by the Global Mandatory Convertible Preference Shares and to direct DTC to make any appropriate corresponding adjustment, then the Transfer Agent shall cancel such Certificated Mandatory Convertible Preference Shares and cause, or direct DTC to cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of Mandatory Convertible Preference Shares represented by the Global Mandatory Convertible Preference Shares to be increased accordingly. If no Global Mandatory Convertible Preference Shares are then issued and outstanding, the Company shall issue and the Transfer Agent shall authenticate, upon written order of the Company in the form of an Officers’ Certificate, new Global Mandatory Convertible Preference Shares representing the appropriate number of shares.

(iii)   Transfer and Exchange of Global Mandatory Convertible Preference Shares. The transfer and exchange of Global Mandatory Convertible Preference Shares or beneficial interests therein shall be effected through DTC, in accordance with this Certificate of Designation (including applicable restrictions on transfer set forth herein, if any), and the procedures of DTC therefor.

(iv)   Transfer of a Beneficial Interest in Global Mandatory Convertible Preference Shares for Certificated Mandatory Convertible Preference Shares.

(A)   Any Person having a beneficial interest in Mandatory Convertible Preference Shares may upon request, but only with the consent of the Company, exchange such beneficial interest for Certificated Mandatory Convertible Preference Shares representing the same number of Mandatory Convertible Preference Shares. Upon receipt by the Transfer Agent of written instructions or such other form of instructions as is customary for DTC from DTC or its nominee on behalf of any Person having a beneficial interest in Global Mandatory Convertible Preference Shares and upon receipt by the Transfer Agent of a written order or such other form of instructions as is customary for DTC, then, the Transfer Agent or DTC, at the direction of the Transfer Agent, will cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of Mandatory Convertible Preference Shares represented by the Global Mandatory Convertible Preference Shares to be reduced on the register of members and, following such reduction, the Company will execute and the Transfer Agent will authenticate and deliver to the transferee Certificated Mandatory Convertible Preference Shares.

(B)   Certificated Mandatory Convertible Preference Shares issued in exchange for a beneficial interest in a Global Mandatory Convertible Preference Shares pursuant to this paragraph 14(c)(iv) shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Transfer Agent. The Transfer Agent shall deliver such Certificated Mandatory Convertible Preference Shares to the Persons in whose names such Mandatory Convertible Preference Shares are so registered in accordance with the instructions of DTC.

(v)   Restrictions on Transfer and Exchange of Global Mandatory Convertible Preference Shares. Notwithstanding any

other provisions of this Certificate of Designation (other than the provisions set forth in paragraph 14(c)(vi)), Global Mandatory Convertible Preference Shares may not be transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depository or a nominee of such successor depository.

(vi)   Authentication of Certificated Mandatory Convertible Preference Shares. If at any time:

(A)   DTC notifies the Company that DTC is unwilling or unable to continue as depository for the Global Mandatory Convertible Preference Shares and a successor depository for the Global Mandatory Convertible Preference Shares is not appointed by the Company within 90 days after delivery of such notice;

(B)   DTC ceases to be a clearing agency registered under the Exchange Act and a successor depository for the Global Mandatory Convertible Preference Shares is not appointed by the Company within 90 days; or

(C)   the Company, in its sole discretion, notifies the Transfer Agent in writing that it elects to cause the issuance of Certificated Mandatory Convertible Preference Shares under this Certificate of Designation, then the Company will execute, and the Transfer Agent, upon receipt of a written order of the Company signed by two Officers or by an Officer and an Assistant Treasurer of the Company requesting the authentication and delivery of Certificated Mandatory Convertible Preference Shares to the Persons designated by the Company, will authenticate and deliver Certificated Mandatory Convertible Preference Shares equal to the number of Mandatory Convertible Preference Shares represented by the Global Mandatory Convertible Preference Shares, in exchange for such Global Mandatory Convertible Preference Shares.

(vii)   Cancellation or Adjustment of Global Mandatory Convertible Preference Shares. At such time as all beneficial interests in Global Mandatory Convertible Preference Shares have either been exchanged for Certificated Mandatory Convertible Preference Shares, converted or canceled, such Global Mandatory Convertible Preference Shares shall be returned to DTC for cancellation or retained and canceled by the Transfer Agent. At any time prior to such cancellation, if any beneficial interest in Global Mandatory Convertible Preference Shares is

exchanged for Certificated Mandatory Convertible Preference Shares, converted or canceled, the number of Mandatory Convertible Preference Shares represented by such Global Mandatory Convertible Preference Shares shall be reduced and an adjustment shall be made on the books and records of the Transfer Agent with respect to such Global Mandatory Convertible Preference Shares, by the Transfer Agent or DTC, to reflect such reduction.

(viii)   Obligations with Respect to Transfers and Exchanges of Mandatory Convertible Preference Shares.

(A)   To permit registrations of transfers and exchanges, the Company shall execute and the Transfer Agent shall authenticate Certificated Mandatory Convertible Preference Shares and Global Mandatory Convertible Preference Shares as required pursuant to the provisions of this Section 14.

(B)   All Certificated Mandatory Convertible Preference Shares and Global Mandatory Convertible Preference Shares issued upon any registration of transfer or exchange of Certificated Mandatory Convertible Preference Shares or Global Mandatory Convertible Preference Shares shall be the valid securities of the Company, entitled to the same benefits under this Certificate of Designation as the Certificated Mandatory Convertible Preference Shares or Global Mandatory Convertible Preference Shares surrendered upon such registration of transfer or exchange.

(C)   Prior to due presentment for registration of transfer of any Mandatory Convertible Preference Shares, the Transfer Agent and the Company may treat the Person in whose name such Mandatory Convertible Preference Shares are registered as the absolute owner of such Mandatory Convertible Preference Shares and neither the Transfer Agent nor the Company shall be affected by notice to the contrary.

(D)   No service charge shall be made to a Holder for any registration of transfer or exchange upon surrender of any Mandatory Convertible Preference Shares certificate or Common Shares certificate at the office of the Transfer Agent maintained for that purpose. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Mandatory Convertible Preference Shares certificates or Common Shares certificates.

(ix)   No Obligation of the Transfer Agent.

(A)   The Transfer Agent shall have no responsibility or obligation to any beneficial owner of Global Mandatory Convertible Preference Shares, a member of, or a participant in DTC or any other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Mandatory Convertible Preference Shares or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice or the payment of any amount, under or with respect to such Global Mandatory Convertible Preference Shares. All notices and communications to be given to the Holders and all payments to be made to Holders under the Mandatory Convertible Preference Shares shall be given or made only to the Holders (which shall be DTC or its nominee in the case of the Global Mandatory Convertible Preference Shares). The rights of beneficial owners in any Global Mandatory Convertible Preference Shares shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Transfer Agent may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(B)   The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under applicable law with respect to any transfer of any interest in any Mandatory Convertible Preference Shares (including any transfers between or among DTC participants, members or beneficial owners in any Global Mandatory Convertible Preference Shares), other than to examine the same to determine substantial compliance as to form with the express requirements hereof.

(d)   Replacement Certificates. If a mutilated Mandatory Convertible Preference Shares certificate is surrendered to the Transfer Agent or if the Holder of a Mandatory Convertible Preference Shares certificate claims that the Mandatory Convertible Preference Shares certificate has been lost, destroyed or wrongfully taken, the Company shall issue and the Transfer Agent shall countersign a replacement Mandatory Convertible Preference Shares certificate if the reasonable requirements of the Transfer Agent are met. If required by the Transfer Agent or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Transfer Agent to protect the Company and the Transfer Agent from any loss which either of them may suffer if a Mandatory Convertible Preference Shares certificate is replaced. The Company and the Transfer Agent may charge the Holder for their expenses in replacing a Mandatory Convertible Preference Shares certificate.

(e)   Temporary Certificates. Until definitive Mandatory Convertible Preference Shares certificates are ready for delivery, the Company may prepare and the Transfer Agent shall countersign temporary Mandatory Convertible Preference Shares certificates. Temporary Mandatory Convertible Preference Shares certificates shall be substantially in the form of definitive Mandatory Convertible Preference Shares certificates but may have variations that the Company considers appropriate for temporary Mandatory Convertible Preference Shares certificates. Without unreasonable delay, the Company shall prepare and the Transfer Agent shall countersign definitive Mandatory Convertible Preference Shares certificates and deliver them in exchange for temporary Mandatory Convertible Preference Shares certificates.

(f)   Cancellation. In the event the Company shall purchase or otherwise acquire Certificated Mandatory Convertible Preference Shares, the same shall thereupon be delivered to the Transfer Agent for cancellation.

(i)   At such time as all beneficial interests in Global Mandatory Convertible Preference Shares have either been exchanged for Certificated Mandatory Convertible Preference Shares, converted, repurchased or canceled, such Global Mandatory Convertible Preference Shares shall thereupon be delivered to the Transfer Agent for cancellation.

(ii)   The Transfer Agent and no one else shall cancel and destroy all Mandatory Convertible Preference Shares certificates surrendered for transfer, exchange, replacement or cancellation and deliver a certificate of such destruction to the Company unless the Company directs the Transfer Agent to deliver canceled Mandatory Convertible Preference Shares certificates to the Company. The Company may not issue new Mandatory Convertible Preference Shares certificates to replace Mandatory Convertible Preference Shares certificates to the extent they evidence Mandatory Convertible Preference Shares which the Company has purchased or otherwise acquired.

15.   Other Provisions.

(a)   With respect to any notice to a holder of Mandatory Convertible Preference Shares that is required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, amalgamation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice that was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

(b)   Mandatory Convertible Preference Shares issued and converted shall be in compliance with the applicable requirements of Bermuda law, have the status of authorized but unissued preference shares of the Company undesignated as to series and may, along with any and all other authorized but unissued preference shares of the Company, be designated or redesignated and issued or reissued, as the case may be, as part of any series of preference the Company, except that any issuance or reissuance of Mandatory Convertible Preference Shares must be in compliance with this Certificate of Designation.

(c)   The Mandatory Convertible Preference Shares shall be issuable only in whole shares.

(d)   All notice periods referred to herein shall commence on the date of the mailing of the applicable notice.

EXHIBIT A

FORM OF MANDATORY CONVERTIBLE PREFERENCE SHARES
FACE OF SECURITY

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OF PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

Certificate Number	Number of Cumulative Mandatory Convertible Preference Shares
[ ]	[ ]

CUSIP NO.: G16962113

5.125% Cumulative Mandatory Convertible Preference Shares
(liquidation preference US$1,000.00 per Cumulative
Mandatory Convertible Preference Share)
of
Bunge Limited

Bunge Limited, a limited liability company formed under the laws of Bermuda (the “Company”), hereby certifies that CEDE & CO. (the “Holder”) is the registered owner of [ ] fully paid and non-assessable preference shares of the Company designated the 5.125% Cumulative Mandatory Convertible Preference Shares (liquidation preference US$1,000.00 per Cumulative Mandatory Convertible Preference Share) (the “Mandatory Convertible Preference Shares”). The Mandatory Convertible Preference Shares are transferable on the register of members of the Company by the Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Mandatory Convertible Preference Shares represented hereby are set forth in and such shares shall in all respects be subject to the provisions of the Certificate of Designation authorized November 7, 2007, as the same may be amended from time to time (the “Certificate of Designation”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designation. The Company will provide a copy of the Certificate of Designation to a Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to select provisions of the Mandatory Convertible Preference Shares set forth on the reverse hereof, and to the Certificate of Designation, which select provisions and the Certificate of Designation shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designation and by the memorandum of association and bye-laws of the Company and is entitled to the benefits thereunder.

Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, these Mandatory Convertible Preference Shares shall not be entitled to any benefit under the Certificate of Designation or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has executed this certificate this         day                 .

BUNGE LIMITED

By:

Name: Title:

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

These are the Mandatory Convertible Preference Shares referred to in the within-mentioned Certificate of Designation.

MELLON INVESTOR SERVICES LLC, as Transfer Agent,

Dated:	By:

Authorized Signatory

REVERSE OF SECURITY

Dividends on each Mandatory Convertible Preference Share shall be payable at a rate per annum set forth in the face hereof or as provided in the Certificate of Designation.

The Mandatory Convertible Preference Shares shall be convertible into the Company’s Common Shares in the manner and according to the terms set forth in the Certificate of Designation.

The Company will furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the Mandatory Convertible Preference Shares evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the Mandatory Convertible Preference Shares evidenced hereby on the register of members of the Company. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Mandatory Convertible Preference Shares Certificate)

Signature Guarantee:2

2 (Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

EXHIBIT B

NOTICE OF CONVERSION

(To be Executed by the Holder
in order to Convert the Mandatory Convertible Preference Shares)

The undersigned hereby irrevocably elects to convert (the “Conversion”) 5.125% Cumulative Mandatory Convertible Preference Shares (the “Mandatory Convertible Preference Shares” ), represented by share certificate No(s)_______________ (the “Mandatory Convertible Preference Shares Certificates”) into common shares (“Common Shares”) of Bunge Limited (the “Company”) according to the conditions of the Certificate of Designation of the Mandatory Convertible Preference Shares (the “Certificate of Designation”), as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith the Mandatory Convertible Preference Shares Certificates. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Mandatory Convertible Preference Shares Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned represents and warrants that all offers and sales by the undersigned of the Common Shares issuable to the undersigned upon conversion of the Mandatory Convertible Preference Shares shall be made pursuant to registration of the Common Shares under the Securities Act of 1933 (the “Act”), or pursuant to any exemption from registration under the Act.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designation.

Date of Conversion:

Applicable Conversion Price:

Number of Mandatory Convertible Preference Shares to be

Converted:

Number of Common Shares to be Issued:  *

Signature:

Name:

Address:   **

Fax No.:

* The Company is not required to issue Common Shares until the original Mandatory Convertible Preference Shares Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Company or its Transfer Agent. The Company shall issue and deliver certificates representing its Common Shares to an overnight courier not later than three business days following receipt of the original Mandatory Convertible Preference Shares Certificate(s) to be converted.

** Address where certificates representing Common Shares and any other payments or certificates shall be sent by the Company.